SEC Form 4, Schedule A

1.	Name and Address of Reporting Person:
		Joseph M. Field
		c/o Entercom Communications Corp.
		401 City Avenue, Suite 809
		Bala Cynwyd, PA 19004

2.	Issuer Name/Symbol:
		Entercom Communications Corp. (ETM)

3.	Statement for Month/Day/Year:
		December 24, 2003

Trade Date		Shares		 Price

12/23/03		    100 	 $53.14
12/23/03		 52,900 	 $53.00

Total			 53,000